United States
Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 23, 2003

BOEING CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor • Renton, Washington 98055
(Address of principal executive offices)

(425) 393-2914
(Registrant’s telephone number, including area code)

Item 5.  Other Events

This Current Report on Form 8-K is for the purpose of disclosing information relating to Boeing Capital Corporation (“BCC” or “Boeing Capital”) that was contained in The Boeing Company’s press release of second quarter 2003 financial results, dated July 23, 2003.  The information relevant to Boeing Capital Corporation is as follows:

Boeing Capital Corporation

Boeing Capital Corporation (BCC) results are summarized in Table 7 below.

Table 7.  Boeing Capital Corporation Operating Results

(Millions)	2nd Quarter		% Change	Six Months		% Change
	2003	2002		2003	2002

Revenues	$287	$255	13%	$570	$483	18%
Pre-Tax Income/(Loss) (1)	$72	$73	(1)%	$(41)	$139	(129)%

(1)          Includes financing-related interest expense of $111 million and $99 million for 2Q03 and 2Q02, respectively. Year-to-date financing-related interest expense totaled $222 million for 2003 and $189 million for 2002.

During the quarter, revenues increased 13 percent to $287 million as a result of portfolio growth during 2003.  Pre-tax income, including interest expense, totaled $72 million compared with $73 million in the second quarter of 2002.   The slight decline primarily reflects higher depreciation expenses when compared with the second quarter of 2002, largely offset by increased revenues.

BCC’s customer financing portfolio grew modestly to $12.0 billion, up from $11.7 billion at the end of the first quarter and $11.1 billion in the second quarter of 2002.  The increase reflected new business volume totaling $0.6 billion offset by $0.3 billion of asset run-off and depreciation.  The allowance for losses on finance lease and note receivables at quarter-end was 5.2 percent compared to 5.3 percent at the end of the first quarter.

At quarter-end, approximately 78 percent of Boeing Capital Corporation’s portfolio was related to Boeing products and services (primarily commercial aircraft) compared with 76 percent at the end of the first quarter.   Leverage, as measured by the ratio of debt-to-equity, declined during the quarter from 5.6-to-1 to 5.3-to-1.  The debt balance for BCC was $9.2 billion at the end of the second quarter of 2003, compared with $9.3 billion at the end of the first quarter of 2003.

Boeing Capital Corporation portfolio growth is expected to slow as airplane delivery rates remain at depressed levels.  BCC is focused on minimizing risk and preserving value with prudently structured transactions and portfolio management.

Item 7.  Other Events

The following exhibit is furnished as a part of this report:

Exhibit No. 99 Press Release

Item 9.  Information being provided under Item 12

On July 23, 2003, Boeing publicly announced by means of a press release its second quarter 2003 financial results, some of which relate to Boeing Capital Corporation.  The full text of Boeing’s press release is being furnished pursuant to Item 12 of Form 8-K and is being presented under Item 9.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

By /s/ STEVEN W. VOGEDING
Steven W. Vogeding
July 23, 2003	Vice President and Chief Financial Officer

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